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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Exchange Securities Act of 1934

Date of Report (Date of earliest event reported):

June 25, 2003

TROY GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24413 (Commission File Number)	33-0807798 (I.R.S. Employer Identification No.)
2331 South Pullman Street (Address of Principal Executive Offices)		92705 (Zip Code)

(949) 250-3280
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

        TROY Group, Inc. (the "Company") today announced it has entered into an amended merger agreement (the "Amendment") with Dirk, Inc., a company controlled by Patrick J. Dirk, the founder of the Company, and his family members, pursuant to which Dirk, Inc. has agreed to increase its offer to purchase all of the outstanding shares of the Company's common stock (other than shares owned by Dirk Inc. and the Dirk family members) from a price of $2.70 per share in cash to a price of $2.76 per share in cash. The Company and Dirk, Inc. had originally approved a merger agreement on March 20, 2003.

        The boards of directors of both the Company and Dirk, Inc. have unanimously approved the Amendment. In the case of the Company's board of directors, the approval follows the unanimous recommendation of a special committee of outside directors of the Company that was formed to evaluate and respond to the original proposal by Dirk, Inc.

        The Company expects the merger to close in August 2003. The merger is subject to approval by the Company's stockholders as required under applicable state law, to approval by the Company's stockholders other than Dirk Inc. and the Dirk family members, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions.

        The Company also announced it had reached an agreement in principle to settle the action Lloyd v. TROY Group, Inc., et al. (the "Lloyd Action") filed on November 21, 2002 in the Superior Court for the State of California in and for Orange County. The settlement is subject to court approval and other conditions.

        Attached and incorporated herein by reference in their entirety as Exhibits 2.1 and 99.1 are copies of, respectively, the Amendment and the press release announcing the signing of the Amendment and the settlement of the Lloyd Action.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial Statements of Business Acquired.    Not Applicable

  (b)
  Pro Forma Financial Information.    Not Applicable

  (c)
  Exhibits.

Exhibit No	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003, among Troy Group, Inc. and Dirk, Inc.
99.1	Press Release of Troy Group, Inc. issued June 25, 2003

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TROY GROUP, INC.
By:	/s/ PATRICK J. DIRK Patrick J. Dirk Chairman, President and Chief Executive Officer

Dated: June 26, 2003

TROY GROUP, INC.
FORM 8-K
EXHIBIT INDEX

Exhibit No	Description	Method of Filing
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated June 25, 2003, among Troy Group, Inc. and Dirk, Inc.	Filed herewith.
99.1	Press Release of Troy Group, Inc. issued June 25, 2003	Filed herewith.

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SIGNATURE
TROY GROUP, INC. FORM 8-K EXHIBIT INDEX